Exhibit 99.1

FOR:	Jarden Corporation

CONTACT:	Rachel Wilson
914-967-9400

Investor Relations: Allison Malkin
Press: Alecia Pulman
ICR, Inc.
203-682-8200

FOR IMMEDIATE RELEASE

Jarden Corporation Announces Closing of $265.2 Million Private Offering of Senior

Subordinated Convertible Notes

Rye, N.Y. – June 12, 2013 —Jarden Corporation (NYSE: JAH) (the “Company”) today announced the closing of its previously announced offering of $250 million in aggregate principal amount of Senior Subordinated Convertible Notes due 2019 (the “Convertible Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In addition, the Company announced that the initial purchasers exercised their option to purchase an additional $15.2 million in aggregate principal amount of the Convertible Notes.

The Convertible Notes will pay interest semiannually at a rate of 1.50% per annum. Upon conversion, holders will receive, at the Company’s discretion, cash, shares of the Company’s common stock or a combination thereof. The conversion rate will be 17.1054 shares of the Company’s common stock (subject to customary adjustments) per $1,000 principal amount of the Convertible Notes, which is equivalent to a conversion price of approximately $58.46 per share, which represents a conversion premium of approximately 30% to the closing sale price of $44.97 per share of the Company’s common stock on June 6, 2013.

The net proceeds from the sale of the Convertible Notes, including proceeds resulting from the exercise of the initial purchasers’ option to purchase an additional $15.2 million in principal amount of the Convertible Notes, are approximately $258 million, after deducting estimated fees and expenses.

The Company intends to use the net proceeds for general corporate purposes.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes or the shares of common stock issuable upon conversion of the Convertible Notes, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The Convertible Notes and the common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the intended use of proceeds from the Company’s senior subordinated convertible notes offering. These statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.